Exhibit 107
Calculation of Filing Fee Tables
Form 424(b)(5)
(Form Type)

Emerson Electric Co.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	1	Debt	4.000% Notes due 2032	Rule 457(r)	$836,550,000	$0.99639	$833,530,055	0.000087	$72,517
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$833,530,055		$72,517
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$72,517

1
Calculated in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, based upon a euro/U.S. dollar exchange rate of €1 to $1.1154 as of November 6, 2026, as published by the Board of Governors of the Federal Reserve System, and relates to the Registration Statement on Form S-3 (No. 333-299935), originally filed with the Commission on November 9, 2026.